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                                                                  EXHIBIT 12.01

                   EASTMAN CHEMICAL COMPANY AND SUBSIDIARIES

               COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES
                             (Dollars in millions)

                                                             SECOND QUARTER          FIRST SIX MONTHS
                                                            1999        1998          1999       1998

Earnings before income taxes                               $   64      $  149        $  101     $  263
Add:
  Interest expense, net                                        28          21            54         42
  Rental expense (1)                                            5           6            11         12
  Amortization of capitalized interest                          4           4             9          8
                                                           ------      ------        ------     ------

Earnings as adjusted                                       $  101      $  180        $  175     $  325
                                                           ======      ======        ======     ======

Fixed charges:
  Interest expense, net                                    $   28      $   21        $   54     $   42
  Rental expense (1)                                            5           6            11         12
  Capitalized interest                                          4          12             9         23
                                                           ------      ------        ------     ------

Total fixed charges                                        $   37      $   39        $   74     $   77
                                                           ======      ======        ======     ======

Ratio of earnings to fixed charges                           2.7x        4.6x          2.4x       4.2x
                                                           ======      ======        ======     ======


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(1)  For all periods presented, interest component of rental expense is estimated to equal one-third of such expense.


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